Kenvue Reports Third Quarter 2026 Results

•Delivered Fourth Consecutive Quarter of Net and Organic Sales1 Growth

•Net Sales Increased 3.2%; Organic Sales Increased 2.9%

•Diluted EPS Increased 5% to $0.22; Adjusted Diluted EPS1 Increased 4% to $0.29

SUMMIT, N.J. October 30, 2026 – Kenvue Inc. (NYSE: KVUE) today announced financial results for the fiscal third quarter ended September 27, 2026.

“We are pleased to have delivered our fourth consecutive quarter of net and organic sales growth, with strong performance in Self Care and Essential Health, along with margin expansion and strong cash generation,” said Kirk Perry, Chief Executive Officer. “Our results reflect continued momentum from disciplined execution, ongoing productivity initiatives, and investment in our brands and innovation. We are strongly on track to deliver our business transformation that we began last year. I want to thank our entire organization for their dedication to delighting our consumers and customers, disciplined execution, and delivering what was promised.”

Perry continued, “As we near the completion of our value-creating combination with Kimberly-Clark and bring together our two companies, the team is excited about the opportunities ahead.”

Third Quarter Summary
•Net sales increased 3.2% vs the prior year period, reflecting Organic sales growth of 2.9% and a foreign currency benefit of 0.3%.
•Gross profit margin was 59.5% vs 59.1% in the prior year period. Adjusted gross profit margin1 was 61.5% vs 61.2% in the prior year period.
•Operating income margin was 18.2% vs 16.7% in the prior year period. Adjusted operating income margin1 was 21.9% vs 21.5% in the prior year period.
•Diluted earnings per share were $0.22 vs $0.21 in the prior year period. Adjusted diluted earnings per share1 were $0.29 vs $0.28 in the prior year period.
•Due to the pending transaction with Kimberly-Clark, the Company will not be providing forward-looking guidance.

Third Quarter 2026 Financial Results

Net Sales and Organic Sales
Third quarter 2026 Net sales increased 3.2% vs the prior year period, primarily reflecting Organic sales growth of 2.9% and a foreign currency benefit of 0.3%. Organic sales growth was driven by volume growth of 1.6% and favorable value realization of 1.3%.

Gross Profit Margin and Operating Income Margin
Third quarter 2026 Gross profit margin was 59.5% vs 59.1% in the prior year period. Adjusted gross profit margin was 61.5% vs 61.2% in the prior year period. The year-over-year change in both measures primarily reflects savings from productivity gains attributable to our global supply chain optimization initiatives, U.S. tariff refunds, and favorable value realization, partially offset by the impact from inflation as well as unfavorable transactional foreign exchange.

Third quarter 2026 Operating income margin was 18.2% vs 16.7% in the prior year period. Third quarter 2026 Adjusted operating income margin was 21.9% vs 21.5% in the prior year period. The year-over-year change in both measures reflects the year-over-year change in Gross profit margin and Adjusted gross profit margin, as well as savings from our cost optimization actions, including the 2026 Restructuring Initiative and Our Vue Forward, partially offset by a year-over-year increase in brand support.

Interest Expense, Net and Taxes
Third quarter 2026 Interest expense, net was $89 million vs $93 million in the prior year period.

Third quarter Effective tax rate was 29.4% vs 24.3% in the prior year period. The Adjusted effective tax rate1 was 24.7% in the current period vs 24.0% in the prior year period. The year-over-year increase in both measures largely reflects a reduction in favorable discrete return-to-provision adjustments as compared to the prior year, partially offset by the impact of tax law changes.

Net Income Per Share (“Earnings Per Share”)
Third quarter 2026 Diluted earnings per share were $0.22 vs $0.21 in the prior year period. Adjusted diluted earnings per share were $0.29 in the current period vs $0.28 in the prior year period.

Third Quarter 2026 Business Segment Results

Self Care
Third quarter 2026 Net sales increased 5.9% vs the prior year period, reflecting Organic sales growth of 5.4% and a foreign currency benefit of 0.5%. Organic sales growth was driven by a volume increase of 3.4% and favorable value realization of 2.0%. Organic sales increased in Asia Pacific (“APAC”), benefiting from favorable inventory-related comparisons following prior year trade inventory depletion, while strong innovation and commercial execution in Pain Care enabled Motrin® to outperform the market as the region experienced rising flu incidences. Smoking Cessation delivered low double-digit Organic sales growth in the quarter, led by Europe, Middle East, and Africa (“EMEA”) and APAC, reflecting strong demand and commercial execution for Nicorette®. Pepcid® continued to outperform the category, benefitting from strong commercial and innovation-led initiatives. In the U.S., consumption trends improved sequentially, and Tylenol® gained market share despite lower seasonal incidences versus the prior year period and continued category softness.

Skin Health and Beauty
Third quarter 2026 Net sales increased 0.1% vs the prior year period, reflecting Organic sales decline of 0.5% and a foreign currency benefit of 0.6%. Organic sales decline was driven by a volume decrease of 1.7%, partially offset by favorable value realization of 1.2%. Organic sales declined vs the prior year period reflecting distribution losses and timing of promotions in the U.S. and the impact of retailer negotiations in Europe. Hair Care was a key growth driver during the quarter, delivering low double-digit Organic sales growth, led by Rogaine®, which achieved its fourth consecutive quarter of market share gains, and continued momentum behind OGX®. Innovation continued to contribute to Organic sales performance across all regions, including the expansion of North America Sun Care with the launch of Neutrogena® Cloud TechTM featuring BEMT (bemotrizinol) and the brand's proprietary technology, continued expansion of Neutrogena® Ultra Sheer® Sun, and momentum behind OGX® ProGrowth and ProGrowth + Peptide platforms.

Essential Health
Third quarter 2026 Net sales increased 2.5% vs the prior year period, reflecting Organic sales growth of 2.5%. Organic sales growth was driven by a volume increase of 2.0% and favorable value realization of 0.5% with growth across all regions. Baby Care delivered growth for the quarter driven by Johnson’s Baby® across all regions supported by social commerce acceleration, strong activations, and innovation. Women’s Health also contributed to growth, led by Stayfree®, which benefited from recent product launches in India, and o.b.®, which returned to growth in EMEA following its brand restage and pricing actions. Wound Care continued to gain market share, supported by BAND-AID® Brand PRO HEAL® 5 Day Protect, distribution expansion, and retailer activations. Innovation remained a key growth driver, including Stayfree® Secure Nights and XpertXL in India, the ongoing rollout of Listerine® On-The-Go mouthwash packets, and Johnson’s Baby® innovations in Latin America.

Cash Flow and Balance Sheet
Fiscal nine months ended September 27, 2026 Net cash flows from operating activities were $1.9 billion vs $1.3 billion in the prior year period, with the improvement driven by an increase in net income and by lower use of working capital. Capital expenditures were $0.3 billion vs $0.4 billion in the prior year period, as Free cash flow1 increased to $1.6 billion vs $1.0 billion in the prior year period. Total cash and cash equivalents were $1.0 billion as of September 27, 2026 vs $1.1 billion as of December 28, 2025. Total debt was $8.2 billion as of September 27, 2026 vs $8.5 billion as of December 28, 2025.

2026 Restructuring Initiative
As previously disclosed, on February 17, 2026, the Company’s Board of Directors approved an initiative (the “2026 Restructuring Initiative”) that aims to optimize its operating model, transform its supply chain, reduce complexity, and drive operational efficiencies, while strengthening core capabilities. The Initiative is expected to result in pre-tax restructuring expenses and other charges totaling approximately $250 million in fiscal year 2026.

No Conference Call
Due to the pending transaction with Kimberly-Clark, Kenvue will not be hosting a quarterly conference call. This press release will be posted on the Company’s website at investors.kenvue.com.

About Kenvue
Kenvue Inc. is the world’s largest pure-play consumer health company by revenue. Built on more than a century of heritage, our iconic brands, including Aveeno®, BAND-AID® Brand, Johnson’s®, Listerine®, Neutrogena®, and Tylenol®, are science-backed and recommended by healthcare professionals around the world. At Kenvue, we realize the extraordinary power of everyday care. Our teams work every day to put that power in consumers’ hands and earn a place in their hearts and homes. Learn more at kenvue.com.

1Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to supplement the financial measures prepared in accordance with U.S. GAAP. There are limitations to the use of the non-GAAP financial measures presented herein. These non-GAAP financial measures are not prepared in accordance with U.S. GAAP, nor do they have any standardized meaning under U.S. GAAP. In addition, other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way the Company calculates such measures. Accordingly, the non-GAAP financial measures may not be comparable to such similarly titled non-GAAP financial measures used by other companies. The Company cautions you not to place undue reliance on these non-GAAP financial measures, but instead to consider them with the most directly comparable U.S. GAAP measure. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation. These non-GAAP financial measures should be considered supplements to, not substitutes for, or superior to, the corresponding financial measures calculated in accordance with U.S. GAAP.

The Company believes the presentation of these measures is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. The Company believes these measures help improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies. In addition, the Company believes these measures are also among the primary measures used externally by the Company’s investors, analysts, and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in our industry.

Below are definitions and the reconciliation to the most closely related GAAP measures for the non-GAAP measures used in this press release.

Adjusted diluted earnings per share: We define Adjusted diluted earnings per share as Adjusted net income divided by the weighted average number of diluted shares outstanding. Management views this non-GAAP measure as useful to investors as it provides a supplemental measure of the Company’s performance over time.

Adjusted EBITDA margin: We define EBITDA as U.S. GAAP Net income adjusted for interest, provision for taxes, and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted for restructuring expenses and operating model optimization initiatives, costs incurred in connection with our establishment as a standalone public company (“Separation-related costs”), conversion of stock-based awards, stock-based awards granted to individuals employed by Kenvue as of October 2, 2023 (“Founder Shares”), expenses incurred in connection with the pending transaction with Kimberly-Clark (“Pending Transaction and other related costs”), costs associated with the Skillman sale-leaseback, and the impact of the deferred transfer of certain assets and liabilities from Johnson & Johnson in certain jurisdictions (the “Deferred Markets”). We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of U.S. GAAP Net sales. Management believes this non-GAAP measure is useful to investors as it provides a supplemental perspective to the Company’s operating efficiency over time.

Adjusted effective tax rate: We define Adjusted effective tax rate as U.S. GAAP Effective tax rate adjusted for the tax effects on special item adjustments including amortization of intangible assets, restructuring expenses and operating model optimization initiatives, Separation-related costs, conversion of stock-based awards, Founder Shares, Pending Transaction and other related costs, and costs associated with the Skillman sale-leaseback. We also exclude taxes related to the Deferred Markets. Management believes this non-GAAP measure is useful to investors as it provides a supplemental measure of the Company’s performance over time.

Adjusted gross profit margin: We define Adjusted gross profit margin as U.S. GAAP Gross profit margin adjusted for amortization of intangible assets, Separation-related costs, conversion of stock-based awards, Founder Shares, operating model optimization initiatives, and Pending Transaction and other related costs. Management believes this non-GAAP measure is useful to investors as it provides a supplemental perspective to the Company’s operating efficiency over time.

Adjusted net income: We define Adjusted net income as U.S. GAAP Net income adjusted for amortization of intangible assets, restructuring expenses and operating model optimization initiatives, Separation-related costs, conversion of stock-based awards, Founder Shares, Pending Transaction and other related costs, costs associated with the Skillman sale-leaseback, the impact of the Deferred Markets, and their related tax impacts (i.e., special items). Adjusted net income excludes the impact of items that may obscure trends in our underlying performance. Management believes this non-GAAP measure is useful to investors as the Company uses Adjusted net income for strategic decision making, forecasting future results, and evaluating current performance.

Adjusted operating income: We define Adjusted operating income as U.S. GAAP Operating income adjusted for amortization of intangible assets, restructuring expenses and operating model optimization initiatives, Separation-related costs, conversion of stock-based awards, Founder Shares, Pending Transaction and other related costs, costs associated with the Skillman sale-leaseback, and the impact of the Deferred Markets. Management believes this non-GAAP measure is useful to investors as management uses Adjusted operating income to assess the Company’s financial performance.

Adjusted operating income margin: We define Adjusted operating income margin as Adjusted operating income as a percentage of U.S. GAAP Net sales. Management believes this non-GAAP measure is useful to investors as it provides a supplemental perspective to the Company’s operating efficiency over time.

Free cash flow: We define Free cash flow as U.S. GAAP Net cash flows from operating activities adjusted for purchases of property, plant, and equipment. Management believes this non-GAAP measure is useful to investors as it provides a view of the Company’s liquidity after deducting capital expenditures, which are considered a necessary component of our ongoing operations.

Organic sales: We define Organic sales as U.S. GAAP Net sales excluding the impact of changes in foreign currency exchange rates and the impact of acquisitions and divestitures. We report changes in Organic sales on a period-over-period basis. Management believes reporting period-over-period changes in Organic sales provides investors with supplemental information that is useful in assessing the Company’s results of operations by excluding the impact of certain items that we believe do not directly reflect our underlying operations.

Market Share Information
The Company uses market share and related metrics, including Average Weekly Recommendations, as indicators to assess business performance and trends. Market share references in this press release are derived from a combination of consumption and market share data provided by third-party vendors and internal estimates. Unless otherwise indicated, such references represent the percentage of the dollar value of sales of our products, relative to all product sales in the category in the countries in which the Company operates and purchases data.

Market share data is subject to inherent limitations, including the availability and timing of underlying information. In particular, market share data is not generally available for certain retail channels. The Company measures market share through the most recent period for which market share data is available, which generally reflects a lag time of one or two months. While the Company believes the third-party vendors it uses to provide data are reliable, it has not independently verified the accuracy or completeness of such data or its underlying assumptions. In addition, the Company’s reported market share data may differ from that reported by other companies due to differences in category definitions, geographic scope, internal estimates and other factors.

Cautions Concerning Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements about management’s expectations of Kenvue’s future operating and financial performance, product development, market position, and business strategy. Such forward-looking statements include statements regarding the pending transaction with Kimberly-Clark. Forward-looking statements may be identified by the use of words such as “plans,” “expects,” “will,” “anticipates,” “estimates,” and other words of similar meaning. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Kenvue and its affiliates. Risks and uncertainties include, but are not limited to: the inability to execute on Kenvue’s business development strategy; inflation and other economic factors, such as interest rate and currency exchange rate fluctuations, as well as existing or proposed tariffs and other constraints on trade both in the U.S. and in foreign markets; the ability to successfully manage local, regional, or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow Kenvue to effect any dividend payments; Kenvue’s ability to maintain satisfactory credit ratings and access capital markets, which could adversely affect its liquidity, capital position, and borrowing costs; competition, including technological advances, new products, and intellectual property attained by competitors; challenges inherent in new product research and development; uncertainty of commercial success for new and existing products and digital capabilities; challenges to intellectual property protections, including counterfeiting; the ability of Kenvue to successfully execute strategic plans, including the 2026 Restructuring Initiative and any other restructuring or cost-saving initiatives; the impact of business combinations and divestitures, including any ongoing or future transactions; manufacturing difficulties or delays, internally or within the supply chain; product efficacy or safety concerns resulting in product recalls or regulatory action; significant adverse litigation or government action, including related to product liability claims; changes to applicable laws and regulations and other stakeholder requirements; changes in behavior and spending patterns of consumers; natural disasters, acts of war, or terrorism, catastrophes, or epidemics, pandemics, or other disease outbreaks; financial instability of international economies and legal systems and sovereign risk; the inability to realize the benefits of the separation from Kenvue’s former parent, Johnson & Johnson; the risk of disruption or unanticipated costs in connection with the separation; the Company’s inability to consummate the pending transaction with Kimberly-Clark due to, among other things, market, regulatory, and other factors; the potential for disruption to the Company’s business resulting from the pending transaction with Kimberly-Clark; and potential adverse effects on the Company’s stock price from the suspension or consummation of the pending transaction with Kimberly-Clark. A further list and descriptions of these risks, uncertainties, and other factors can be found in Kenvue’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other filings, available at investors.kenvue.com or on request from Kenvue. Any forward-

looking statement made in this release speaks only as of the date of this release. Kenvue undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or developments or otherwise.

Contacts
Investor Relations:
Kenvue_IR@kenvue.com

Media Relations:
media@kenvue.com

Kenvue Inc.
Condensed Consolidated Statements of Operations
(Unaudited; Dollars in Millions, Except Per Share Data; Shares in Millions)

	Fiscal Three Months Ended		Fiscal Nine Months Ended
	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
Net sales	$3,886	$3,764	$11,750	$11,344
Cost of sales	1,572	1,538	4,833	4,689
Gross profit	2,314	2,226	6,917	6,655
Selling, general, and administrative expenses	1,569	1,512	4,559	4,553
Restructuring expenses	33	84	163	204
Other operating expense, net	6	1	23	19
Operating income	706	629	2,172	1,879
Other expense, net	8	10	19	26
Interest expense, net	89	93	274	281
Income before taxes	609	526	1,879	1,572
Provision for taxes	179	128	519	432
Net income	$430	$398	$1,360	$1,140

Net income per share
Basic	$0.22	$0.21	$0.71	$0.59
Diluted	$0.22	$0.21	$0.71	$0.59
Weighted-average number of shares outstanding
Basic	1,921	1,918	1,919	1,917
Diluted	1,926	1,923	1,923	1,925

Organic Sales Change
The following tables present a reconciliation of the change in Net sales, as reported, to the change in Organic sales, a non-GAAP measure, for the periods presented:

	Fiscal Three Months Ended September 27, 2026 vs. September 28, 2025(1)
	Reported Net Sales Change	Impact of Foreign Currency	Organic Sales Change
(Unaudited)			Total Organic Sales Change	Price/Mix(2)	Volume
Self Care	5.9%	0.5%	5.4%	2.0%	3.4%
Skin Health and Beauty	0.1	0.6	(0.5)	1.2	(1.7)
Essential Health	2.5	—	2.5	0.5	2.0
Total	3.2%	0.3%	2.9%	1.3%	1.6%

	Fiscal Nine Months Ended September 27, 2026 vs. September 28, 2025(1)
	Reported Net Sales Change	Impact of Foreign Currency	Organic Sales Change
(Unaudited)			Total Organic Sales Change	Price/Mix(2)	Volume
Self Care	3.3%	2.2%	1.1%	1.6%	(0.5)%
Skin Health and Beauty	4.5	1.8	2.7	1.6	1.1
Essential Health	3.2	1.5	1.7	(0.1)	1.8
Total	3.6%	1.9%	1.7%	1.0%	0.7%
(1) Acquisitions and divestitures did not impact the reported Net sales change.
(2) Price/Mix reflects value realization.

Total Segment Net Sales and Adjusted Operating Income
Segment Net sales for the periods presented were as follows:

	Net Sales
	Fiscal Three Months Ended		Fiscal Nine Months Ended
(Unaudited; Dollars in Millions)	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
Self Care	$1,656	$1,564	$4,944	$4,786
Skin Health and Beauty	1,039	1,038	3,211	3,074
Essential Health	1,191	1,162	3,595	3,484
Total segment net sales	$3,886	$3,764	$11,750	$11,344

Segment Adjusted operating income for the periods presented was as follows:

	Adjusted Operating Income
	Fiscal Three Months Ended		Fiscal Nine Months Ended
(Unaudited; Dollars in Millions)	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
Self Care Adjusted operating income	$537	$520	$1,674	$1,613
Skin Health and Beauty Adjusted operating income	149	137	503	378
Essential Health Adjusted operating income	315	307	929	897
Total	$1,001	$964	$3,106	$2,888
Reconciliation to Adjusted operating income (non-GAAP):
Depreciation(1)	77	75	234	226
General corporate/unallocated expenses	71	82	210	251
Other operating expense, net	6	1	23	19
Other—impact of Deferred Markets	(4)	(5)	(25)	(30)
Adjusted operating income (non-GAAP)	$851	$811	$2,664	$2,422
Reconciliation to Income before taxes:
Amortization of intangible assets(2)	64	66	193	193
Separation-related costs(4)	6	17	16	79
Restructuring expenses and operating model optimization initiatives(3)	41	97	188	232
Conversion of stock-based awards	—	1	1	5
Other—impact of Deferred Markets	4	5	25	30
Founder Shares	—	(4)	3	4
Pending Transaction and other related costs(5)	28	—	60	—
Skillman sale-leaseback	2	—	6	—
Operating income	$706	$629	$2,172	$1,879
Other expense, net	8	10	19	26
Interest expense, net	89	93	274	281
Income before taxes	$609	$526	$1,879	$1,572

Non-GAAP Financial Information
The following tables present reconciliations of GAAP to non-GAAP for the periods presented:

	Fiscal Three Months Ended September 27, 2026
(Unaudited; Dollars in Millions)	As Reported	Adjustments	Reference	As Adjusted
Net sales	$3,886	—		$3,886

Gross profit	$2,314	75	(a)	$2,389
Gross profit margin	59.5%			61.5%

Operating income	$706	145	(a)-(c)	$851
Operating income margin	18.2%			21.9%

Net income	$430	138	(a)-(d)	$568
Net income margin	11.1%			14.6%
Interest expense, net	$89
Provision for taxes	$179
Depreciation and amortization	$141
EBITDA (non-GAAP)	$839	81	(b)-(c), (e)	$920
EBITDA margin (non-GAAP)	21.6%			23.7%

Detail of Adjustments
	Cost of Sales	SG&A/Restructuring Expenses	Other Operating Expense, Net	Provision for Taxes	Total
Amortization of intangible assets(2)	$64	$—	$—	$—	$64
Restructuring expenses(3)	—	33	—	—	33
Operating model optimization initiatives(3)	6	2	—	—	8
Separation-related costs, conversion of stock-based awards, and Founder Shares(4)	4	2	—	—	6
Pending Transaction and other related costs(5)	1	27	—	—	28
Skillman sale-leaseback	—	2	—	—	2
Impact of Deferred Markets—minority interest expense	—	—	1	—	1
Impact of Deferred Markets—provision for taxes	—	—	3	(3)	—
Tax impact on special item adjustments	—	—	—	(4)	(4)
Total	$75	$66	$4	$(7)	$138
	(a)	(b)	(c)	(d)
Cost of sales less amortization	$11
	(e)

	Fiscal Three Months Ended September 28, 2025
(Unaudited; Dollars in Millions)	As Reported	Adjustments	Reference	As Adjusted
Net sales	$3,764	—		$3,764

Gross profit	$2,226	79	(a)	$2,305
Gross profit margin	59.1%			61.2%

Operating income	$629	182	(a)-(c)	$811
Operating income margin	16.7%			21.5%

Net income	$398	140	(a)-(d)	$538
Net income margin	10.6%			14.3%
Interest expense, net	$93
Provision for taxes	$128
Depreciation and amortization	$141
EBITDA (non-GAAP)	$760	116	(b)-(c), (e)	$876
EBITDA margin (non-GAAP)	20.2%			23.3%

Detail of Adjustments
	Cost of Sales	SG&A/Restructuring Expenses	Other Operating Expense, Net	Provision for Taxes	Total
Amortization of intangible assets(2)	$66	$—	$—	$—	$66
Restructuring expenses(3)	—	84	—	—	84
Operating model optimization initiatives(3)	8	5	—	—	13
Separation-related costs, conversion of stock-based awards, and Founder Shares(4)	5	9	—	—	14
Impact of Deferred Markets—minority interest expense	—	—	2	—	2
Impact of Deferred Markets—provision for taxes	—	—	3	(3)	—
Tax impact on special item adjustments	—	—	—	(39)	(39)
Total	$79	$98	$5	$(42)	$140
	(a)	(b)	(c)	(d)
Cost of sales less amortization	$13
	(e)

	Fiscal Nine Months Ended September 27, 2026
(Unaudited; Dollars in Millions)	As Reported	Adjustments	Reference	As Adjusted
Net sales	$11,750	—		$11,750

Gross profit	$6,917	229	(a)	$7,146
Gross profit margin	58.9%			60.8%

Operating income	$2,172	492	(a)-(c)	$2,664
Operating income margin	18.5%			22.7%

Net income	$1,360	418	(a)-(d)	$1,778
Net income margin	11.6%			15.1%
Interest expense, net	$274
Provision for taxes	$519
Depreciation and amortization	$427
EBITDA (non-GAAP)	$2,580	299	(b)-(c), (e)	$2,879
EBITDA margin (non-GAAP)	22.0%			24.5%

Detail of Adjustments
	Cost of Sales	SG&A/Restructuring Expenses	Other Operating Expense, Net	Provision for Taxes	Total
Amortization of intangible assets(2)	$193	$—	$—	$—	$193
Restructuring expenses(3)	—	163	—	—	163
Operating model optimization initiatives(3)	20	5	—	—	25
Separation-related costs, conversion of stock-based awards, and Founder Shares(4)	12	8	—	—	20
Pending Transaction and other related costs(5)	4	56	—	—	60
Skillman sale-leaseback	—	6	—	—	6
Impact of Deferred Markets—minority interest expense	—	—	10	—	10
Impact of Deferred Markets—provision for taxes	—	—	15	(15)	—
Tax impact on special item adjustments	—	—	—	(59)	(59)
Total	$229	$238	$25	$(74)	$418
	(a)	(b)	(c)	(d)
Cost of sales less amortization	$36
	(e)

	Fiscal Nine Months Ended September 28, 2025
(Unaudited; Dollars in Millions)	As Reported	Adjustments	Reference	As Adjusted
Net sales	$11,344	—		$11,344

Gross profit	$6,655	233	(a)	$6,888
Gross profit margin	58.7%			60.7%

Operating income	$1,879	543	(a)-(c)	$2,422
Operating income margin	16.6%			21.4%

Net income	$1,140	423	(a)-(d)	$1,563
Net income margin	10.0%			13.8%
Interest expense, net	$281
Provision for taxes	$432
Depreciation and amortization	$419
EBITDA (non-GAAP)	$2,272	350	(b)-(c), (e)	$2,622
EBITDA margin (non-GAAP)	20.0%			23.1%

Detail of Adjustments
	Cost of Sales	SG&A/Restructuring Expenses	Other Operating Expense, Net	Provision for Taxes	Total
Amortization of intangible assets(2)	$193	$—	$—	$—	$193
Restructuring expenses(3)	—	204	—	—	204
Operating model optimization initiatives(3)	20	8	—	—	28
Separation-related costs, conversion of stock-based awards, and Founder Shares(4)	20	68	—	—	88
Impact of Deferred Markets—minority interest expense	—	—	12	—	12
Impact of Deferred Markets—provision for taxes	—	—	18	(18)	—
Tax impact on special item adjustments	—	—	—	(102)	(102)
Total	$233	$280	$30	$(120)	$423
	(a)	(b)	(c)	(d)
Cost of sales less amortization	$40
	(e)
(1) Depreciation consists of depreciation of property, plant, and equipment and amortization of integration and development costs capitalized in connection with cloud computing arrangements.
(2) Relates to the amortization of definite-lived intangible assets (primarily trademarks, trade names, and customer lists) over their estimated useful lives.

(3) Restructuring expenses and operating model optimization initiatives in the fiscal three and nine months ended September 27, 2026 related to the 2026 Restructuring Initiative and in the fiscal three and nine months ended September 28, 2025 related to the 2024 Multi-year Restructuring Initiative and were composed of the following:

	Fiscal Three Months Ended		Fiscal Nine Months Ended
(Unaudited; Dollars in Millions)	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
Employee-related costs (one-time severance and other termination benefits)	$10	$32	$87	$78
Information technology and project-related costs	31	60	101	147
Other implementation costs	—	5	—	7
Total restructuring expenses and operating model optimization initiatives	$41	$97	$188	$232
Restructuring expenses and operating model optimization initiatives include accelerated depreciation expense on assets related to the 2026 Restructuring Initiative for the fiscal three and nine months ended September 27, 2026.

(4) Separation-related costs relate to non-recurring costs incurred in connection with our establishment of Kenvue as a standalone public company. Separation-related costs, the impact of the conversion of stock-based compensation awards, and the incremental stock-based compensation from the issuance of the Founder Shares, were composed of the following:

	Fiscal Three Months Ended		Fiscal Nine Months Ended
(Unaudited; Dollars in Millions)	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
Information technology and other	$2	$12	$4	$63
Legal entity name change	4	5	12	16
Total separation-related costs	$6	$17	$16	$79
Conversion of stock-based awards	—	1	1	5
Founder Shares	—	(4)	3	4
Total separation-related costs, conversion of stock-based awards, and Founder Shares	$6	$14	$20	$88
(5) Pending Transaction and other related costs consist of expenses incurred in connection with the pending transaction with Kimberly-Clark, including advisory fees, legal costs, professional service costs, and other related costs.
The following table presents reconciliations of the Effective tax rate, as reported, to Adjusted effective tax rate for the periods presented:

	Fiscal Three Months Ended		Fiscal Nine Months Ended
(Unaudited)	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
Effective tax rate	29.4%	24.3%	27.6%	27.5%
Adjustments:
Tax-effect on special item adjustments	(4.9)	(0.7)	(2.8)	(1.8)
Taxes related to Deferred Markets	0.2	0.4	0.2	0.4
Adjusted Effective tax rate (non-GAAP)	24.7%	24.0%	25.0%	26.1%

The following table presents a reconciliation of Diluted earnings per share, as reported, to Adjusted diluted earnings per share for the periods presented:

	Fiscal Three Months Ended		Fiscal Nine Months Ended
(Unaudited)	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
Diluted earnings per share	$0.22	$0.21	$0.71	$0.59
Adjustments:
Separation-related costs	—	0.01	0.01	0.04
Restructuring expenses and operating model optimization initiatives	0.02	0.05	0.10	0.12
Amortization of intangible assets	0.03	0.03	0.10	0.10
Pending Transaction and other related costs	0.01	—	0.03	—
Tax impact on special item adjustments	—	(0.02)	(0.03)	(0.05)
Other	0.01	—	—	0.01
Adjusted diluted earnings per share (non-GAAP)	$0.29	$0.28	$0.92	$0.81

The following table presents a reconciliation of Net cash flows from operating activities, as reported, and Purchases of property, plant, and equipment, as reported, to Free cash flow for the periods presented:

	Fiscal Nine Months Ended
(Unaudited; Dollars in Billions)	September 27, 2026	September 28, 2025
Net cash flows from operating activities	$1.9	$1.3
Purchases of property, plant, and equipment	(0.3)	(0.4)
Free cash flow (non-GAAP)	$1.6	$1.0
Note: Numbers may not foot due to rounding.

Other Supplemental Financial Information
The following table presents the Company’s Net sales by geographic region for the periods presented:

	Fiscal Three Months Ended		Fiscal Nine Months Ended
(Unaudited; Dollars in Millions)	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
Net sales by geographic region
North America	$1,761	$1,765	$5,526	$5,500
Europe, Middle East, and Africa	970	959	2,918	2,772
Asia Pacific	741	672	2,164	2,072
Latin America	414	368	1,142	1,000
Total Net sales by geographic region	$3,886	$3,764	$11,750	$11,344

The following table presents the Company’s Research and development expenses for the periods presented. Research and development expenses are included within Selling, general, and administrative expenses.

	Fiscal Three Months Ended		Fiscal Nine Months Ended
(Unaudited; Dollars in Millions)	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
Research & Development	$96	$94	$274	$284

The following table presents the Company’s Cash and cash equivalents, Total debt, and Net debt balance as of the periods presented:

(Unaudited; Dollars in Billions)	September 27, 2026	December 28, 2025
Cash and cash equivalents	$1.0	$1.1
Total debt	(8.2)	(8.5)
Net debt	$(7.2)	$(7.5)
Note: Numbers may not foot due to rounding.